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                                                                                      EXHIBIT 12.1
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                                                          3 months
                                           1994     1995      1996      1997      1998      1999
                                         --------  --------  --------  --------  --------  --------
Earnings:
  Pre-tax earnings                       313,691   339,322   387,492   391,999   446,991   129,681

  Fixed charges
    and MIPS dividends                    81,244    99,687    91,056    89,843    74,753    16,456
  Less:  interest capitalized
    included above                        (1,299)   (1,596)   (1,361)   (1,663)   (2,437)     (120)
                                         --------  --------  --------  --------  --------  --------

  Earnings before fixed charges          393,636   437,413   477,187   480,179   519,307   146,017
                                         ========  ========  ========  ========  ========  ========


Fixed charges and MIPS dividends:
  Interest expense                        75,922    80,994    73,611    71,863    56,325    12,576

  Capitalized interest                     1,299     1,596     1,361     1,663     2,437       120

  Adjusted MIPS dividends                  3,192    16,159    15,036    15,265    14,933     3,466

  Estimated interest factor of
    rental expense                           831       938     1,048     1,052     1,058       294
                                         --------  --------  --------  --------  --------  --------


    Total fixed charges                   81,244    99,687    91,056    89,843    74,753    16,456
                                         ========  ========  ========  ========  ========  ========

Ratio of earnings to fixed charges
  and MIPS dividends                         4.8       4.4       5.2       5.3       6.9       8.9
                                         ========  ========  ========  ========  ========  ========

Earnings before fixed charges            393,636   437,413   477,187   480,179   519,307   146,017
  Interest credited for deposit
     products                             65,243    88,066    94,900    98,563    86,561    22,533
                                         --------  --------  --------  --------  --------  --------


Adjusted earnings before fixed charges   458,879   525,479   572,087   578,742   605,868   168,550
                                         ========  ========  ========  ========  ========  ========


Fixed charges                             81,244    99,687    91,056    89,843    74,753    16,456
  Interest credited for deposit products  65,243    88,066    94,900    98,563    86,561    22,533
                                         --------  --------  --------  --------  --------  --------

Adjusted fixed charges                   146,487   187,753   185,956   188,406   161,314    38,989
                                         ========  ========  ========  ========  ========  ========

Ratio of earnings to fixed charges
  and MIPS dividends
  including interest credited on deposit
  products as a fixed charge                 3.1       2.8       3.1       3.1       3.8       4.3
                                         ========  ========  ========  ========  ========  ========


Rental expense                             2,520     2,843     3,177     3,189     3,206       890

Estimated interest factor
  of rental expense (33%)                    831       938     1,048     1,052     1,058       294

Interest credited on deposit products     65,243    88,066    94,900    98,563    86,561    22,533

MIPS dividends                             2,137    10,317     9,655     9,875     9,777     2,289
Tax rate                                    33.0%     36.2%     35.8%     35.3%     34.5%     34.0%
Adjusted (pretax) MIPS dividends           3,192    16,159    15,036    15,265    14,933     3,466

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